EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), is made as of August 19, 2009, effective as of July 15, 2009 by and between THE QUIGLEY CORPORATION, a corporation organized under the laws of the State of Delaware (the “Company”), and ROBERT V. CUDDIHY (“Executive”).

W I T N E S E T H:

WHEREAS, the Company and Executive desire to provide for the employment of the Executive as the Chief Operating Officer of the Company, to engage in such activities and to render such services under the terms and conditions hereof;

WHEREAS, the Company appointed the Executive as Chief Operating Officer on July 15, 2009, and has authorized and approved the execution of this Agreement, and Executive desires to be employed by the Company under the terms and conditions hereinafter provided; and

WHEREAS, this Agreement constitutes the entire understanding and agreement between the Company and Executive regarding its subject matter and supersedes all prior or contemporaneous negotiations and agreements, whether oral or written, between them with respect to such subject matter.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings herein contained, the parties agree as follows:

1. Effective Date, Appointment, Title and Duties.  The effective date of this Agreement is July 15, 2009 (“Effective Date”).  As of the Effective Date, the Company employs Executive to serve as its Chief Operating Officer.  In such capacity, Executive shall report to the Chief Executive Officer, and shall have such duties, powers and responsibilities as are customarily assigned to a Chief Operating Officer of a publicly held corporation, but shall also be responsible to the Board of Directors and to any committee thereof.  In addition, Executive shall have such other duties and responsibilities as the Chief Executive Officer and/or the Board of Directors may reasonably assign him, with his consent, including serving with the consent or at the request of the Board of Directors as an officer or on the board of directors of affiliated corporations, provided that such duties are commensurate with and customary for a senior executive officer bearing Executive’s experience, qualifications, title and position.

2. Term of Agreement.  The term of the Executive’s employment under this Agreement shall commence on the Effective Date and shall terminate on July 15, 2012.

3. Acceptance of Position.  Executive accepts the position of Chief Operating Officer, and agrees that during the term of this Agreement he will faithfully perform his duties and, except as expressly approved by the Board of Directors, will devote substantially all of his business time to the business and affairs of the Company, and will not engage, for his own account or for the account of any other person or entity, in a business which directly competes with the Company.  It is acknowledged and agreed that Executive may serve as an officer and/or director of companies in which the Company owns voting or non-voting stock.  In addition, it is acknowledged and agreed that Executive may, from time to time, serve as a member of the board of directors of other companies, in which event the Board of Directors of the Company must expressly approve such service pursuant to a Board resolution maintained in the Company’s minute books.  Any compensation or remuneration which Executive receives in consideration of his service on the board of directors of other companies shall be the sole and exclusive property of Executive, and the Company shall have no right or entitlement at any time to any such compensation or remuneration.

4. Salary and Benefits.  During the term of this Agreement:

(a) The Company shall pay to Executive a base salary at an annual rate of not less than Two Hundred Seven Five Thousand Dollars ($275,000) per annum (“Base Salary”), paid in approximately equal installments at intervals based on any reasonable Company policy.  The Company agrees from time to time to consider increases in such base salary in the discretion of the Board of Directors.  Any increase, once granted, shall automatically amend this Agreement to provide that thereafter Executive’s base salary shall not be less than the annual amount to which such base salary has been increased.

(b) During the term hereof, Executive shall be eligible to participate in all health, retirement, Company-paid insurance, sick leave, vacation, disability, expense reimbursement and other benefit programs which the Company or its subsidiaries makes available to any of its senior executives.

(c) In addition to the Base Salary, Executive shall be granted an amount of shares of common stock of the Company that is equal to $50,000 per year.  The shares to be granted under this Section 4(c) shall be granted quarterly during the term of this Agreement (on the basis of a value of $12,500 of shares per quarter) in arrears, promptly following the close of each quarter.  The value of the shares shall be calculated based on the average closing price of the Company’s shares for the first five (5) trading days of the quarter in which the shares are earned.

(d) Executive may be awarded an annual bonus (in cash or stock of the Company) in the sole discretion of the Board of Directors.  Executive also shall be eligible to participate in any Company incentive stock, option or bonus plan offered by the Company to its senior executives, subject to the terms thereof and at the sole discretion of the Board of Directors.

5. Certain Terms Defined.  For purposes of this Agreement:

(a) Executive shall be deemed to be “disabled” if a physical or mental condition shall occur and persist which, in the written opinion of a licensed physician selected by the Board of Directors in good faith, has rendered Executive unable to perform the duties set forth in Section 1 hereof for a period of sixty (60) days or more and, in the written opinion of such physician, the condition will continue for an indefinite period of time, rendering Executive unable to return to his duties.

(b) A termination of Executive’s employment by the Company shall be deemed for “Cause” if, and only if, it is based upon (i) conviction of a felony by a federal or state court of competent jurisdiction; (ii) material disloyalty to the Company such as embezzlement, misappropriation of corporate assets or, except as permitted pursuant to Section 3 of this Agreement, breach of Executive’s agreement not to engage in business for another enterprise of the type engaged in by the Company; or (iii) the engaging in unethical or illegal behavior which is of a public nature, brings the Company into disrepute, and result in material damage to the Company.  The Company shall have the right to suspend Executive with pay, for a reasonable period to investigate allegations of conduct which, if proven, would establish a right to terminate this Agreement for Cause, or to permit a felony charge to be tried.  Immediately upon the conclusion of such temporary period, unless Cause to terminate this Agreement has been established, Executive shall be restored to all duties and responsibilities as if such suspension had never occurred.

(c) A resignation by Executive shall not be deemed to be voluntary and shall be deemed to be a resignation with “Good Reason” if it is based upon (i) a diminution in Executive’s title, duties, or salary; (ii) a material reduction in benefits; (iii) a direction by the Board of Directors that Executive report to any person or group other than the Board of Directors, or (iv) a geographic relocation of Executive’s place of work a distance for more than sixty (60) miles from the Company’s offices located in Doylestown, Pennsylvania.

(d) “Affiliate” means with respect to any Person, a Person who, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control, with the Person specified.

(e) “Base Salary” means, as of any date of termination of employment, the highest base salary of Executive in the then current fiscal year or in any of the last four fiscal years immediately preceding such date of termination of employment.

(f) “Beneficial Owner” shall have the meaning given to such term in Rule 13d-3 under the Exchange Act.

(g) A “Change in Control” occurs if:

(i) Any Person or related group of Persons (other than Executive and his Related Persons, the Company or a Person that directly or indirectly controls, is controlled by, or is under common control with, the Company) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities;

(ii) The stockholders of the Company approve a merger or consolidation of the Company with any other corporation (or other entity), other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 66-2/3% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires 30% or more of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control;

(iii) The Stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(iv) A majority of the members of the Board of Directors of the Company cease to be Continuing Directors;

(h) “Code” means the Internal Revenue Code of 1986, as amended.

(i) “Continuing Directors” means, as of any date of determination, any member of the Board of Directors who (i) was a member of such Board of Directors on the date of the Agreement or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

(j) “Exchange Act” means the Exchange Act of 1934, as amended.

(k) “Person” means any individual, control group as defined in the Exchange Act, corporation, partnership, limited liability company, trust, association or other entity.

(l) “Related Person” means any immediate family member (spouse, partner, parent, sibling or child whether by birth or adoption) of the Executive and any trust, estate or foundation, the beneficiary of which is the Executive and/or an immediate family member of the Executive.

6. Certain Benefits Upon Termination.  Executive’s employment shall be terminated upon the earlier of (i) the voluntary resignation of Executive with or without Good Reason; (ii) Executive’s death or permanent disability; or (iii) upon the termination of Executive’s employment by the Company for any reason at any time.  In the event of such termination, the provisions of Section 6(a) shall apply, and in the event of a Change of Control, the provisions of Section 6(b) shall apply.

(a) If Executive’s employment by the Company terminates for any reason other than as a result of (i) a termination for Cause, or (ii) a voluntary resignation by Executive without a Good Reason, then the Company shall pay Executive a lump sum severance payment in cash equal to the greater of (y) the amount equal to eighteen (18) months of Base Salary plus $50,000, or (z) the amount equal to the Executive’s Base Salary, plus any amounts owed  to Executive under Section 4(c) above, for the remainder of the term as if this Agreement had not been terminated; provided that if employment terminates by reason of Executive’s death or disability, then Executive (or Executive’s estate, if applicable) shall receive a one time payment equal to the amount of Base Salary owed for the remainder of the term as if this Agreement had not been terminated.

(b) If the Executive’s employment is terminated by the Company for any reason other than as a result of (i) a termination for Cause, or (ii) a voluntary resignation by Executive without a Good Reason, within twenty four (24) months of a Change in Control of the Company, the Company shall pay Executive a one time severance payment in cash equal to the greater of (y) the amount equal to eighteen (18) months of Base Salary plus $50,000, or (z) the amount equal to the Executive’s Base Salary, plus any amounts owed  to Executive under Section 4(c) above, for the remainder of the term as if this Agreement had not been terminated; provided that if employment terminates by reason of Executive’s death or disability, then Executive (or Executive’s estate, if applicable) shall receive a one time payment equal to the amount of Base Salary owed for the remainder of the term as if this Agreement had not been terminated.

(c) If Executive’s employment by the Company terminates for any reason, except for the Company’s termination of Executive’s employment for Cause or a voluntary resignation by Executive without a Good Reason, the Company shall offer to Executive the opportunity to participate at Company expense in all medical and dental plans provided by the Company to its executive officers to the extent Executive elects for the remainder of the term of this Agreement.  To the extent that the Company cannot provide, for a legal reason or any other matter, Executive with the opportunity to participate in such medical and dental plans (at Company expense), the Company shall pay to Executive in cash an amount equal to the fair market value of the benefits to be provided pursuant to this Section 6(c).

(d) The Company shall make all payments pursuant to the foregoing subsections (a) through (b) concurrently with the date of termination of Executive’s employment or consummation of a Change in Control of the Company, as applicable.  Any such termination payments payable hereunder shall be considered as part-consideration for the non-compete covenant provided by Executive in Section 7 below.

(e) The Company shall have no liability under this Section 6 if Executive’s employment pursuant to this Agreement is terminated by the Company for Cause or by Executive without a Good Reason.

(f) Gross-Up.

(i) If it shall be determined that any payment, distribution or benefit received or to be received by Executive from the Company (whether payable pursuant to the terms of this Agreement or any other plan, arrangements or agreement with the Company or a Affiliate (as defined above) (“Payments”)) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Executive shall be entitled to receive an additional payment (the “Excise Tax Gross-Up Payment”) in an amount such that the net amount retained by Executive, after the calculation and deduction of any Excise Tax on the Payments and any federal, state and local income taxes and excise tax on the Excise Tax Gross-Up Payment provided for in this Section 6(g), shall be equal to the Payments.  In determining this amount, the amount of the Excise Tax Gross-Up Payment attributable to federal income taxes shall be reduced by the maximum reduction in federal income taxes that could be obtained by the deduction of the portion of the Excise Tax Gross-Up Payment attributable to state and local income taxes.  Finally, the Excise Tax Gross-Up Payment shall be reduced by income or excise tax withholding payment made by the Company or any affiliate of either to any federal, state or local taxing authority with respect to the Excise Tax Gross-Up Payment that was not deducted from compensation payable to Executive.

(ii) All determinations required to be made under this Section 6(g), including whether and when an Excise Tax Gross-Up Payment is required and the amount of such Excise Tax Gross-Up Payment and the assumptions to be utilized in arriving at such determination, except as specified in Section 6(g)(i) above, shall be made by the Company’s independent auditors (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and Executive.  Such determination of tax liability made by the Accounting Firm shall be subject to review by Executive’s tax advisor and, if Executive’s tax advisor does not agree with such determination reached by the Accounting Firm, then the Accounting Firm and Executive’s tax advisor shall jointly designate a nationally recognized public accounting firm, which shall make such determination.  All reasonable fees and expenses of the accountants and tax advisors retained by either Executive or the Company shall be borne by the Company.  Any Excise Tax Gross-Up Payment, as determined pursuant to this Section 6(g), shall be paid by the Company to Executive within five days after the receipt of such determination.  Any determination by a jointly designated public accounting firm shall be binding upon the Company and Executive.

(iii) As a result of the uncertainty in the application of Subsection 4999 of the Code at the time of the initial determination thereunder, it is possible that Excise Tax Gross-Up Payments will not have been made by the Company that should have been made consistent with the calculations required to be made hereunder (“Underpayment”).  In the event that Executive thereafter is required to make a payment of any Excise Tax, any such Underpayment calculated in accordance with and in the same manner as the Excise Tax Gross-Up Payment in Section 6(g)(i) above shall be promptly paid by the Company to or for the benefit of Executive.  In the event that the Excise Tax Gross-Up Payment exceeds the amount subsequently determined to be due, such excess shall constitute a loan from the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

7. Non-competition.  Executive agrees that at all times while he is employed by the Company and, regardless of the reason for termination of his employment or this Agreement, for a period of eighteen (18) months thereafter, he will not, as a principal, agent, employee, employer, consultant, stockholder, investor, director or co-partner of any person, firm, corporation or business entity other than the Company, or in any individual or representative capacity whatsoever, directly or indirectly, without the express prior written consent of the Company:

(i)           engage or participate in any business whose products or services are directly competitive with that of the Company and which conducts or solicits business, or transacts with supplier or customers located within the United States or Puerto Rico;

(ii)           aid or counsel any other person, firm, corporation or business entity to do any of the above;

(iii)           become employed by a firm, corporation, partnership or joint venture which competes with the business of the Company within the United States or Puerto Rico; or

(iv)           approach, solicit business from, or otherwise do business or deal with any customer of the Company in connection with any product or service competitive to any provided by the Company.

For purposes of the definition of stockholder or investor used in this Section 7, the Executive may hold a non-control position as stockholder or investor of the securities of publicly traded companies without the prior written consent of the Company.

8. Indemnification.  The Company shall indemnify Executive and hold him harmless from and against all claims, losses, damages, expense or liabilities (including expenses of defense and settlement) based upon or in any way arising from or connected with his employment by the Company, to the maximum extent permitted by law.  To the fullest extent permitted by law, the Company shall advance to Executive all expenses necessary in connection with the defense of any action or claim which is brought if indemnification cannot be determined to be available prior to the conclusion of such action or the investigation of such claim.  The Company shall investigate in good faith the availability and cost of directors’ and officers’ insurance and shall include Executive as an insured in any directors’ and officers’ insurance policy it maintains.  The provisions of this Section 8 shall survive any termination or expiration of this Agreement.

9. Attorney Fees.  In the event that any action or proceeding is brought to enforce the terms and provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorney fees.

10. Notices.  All notices and other communications provided to either party hereto under this Agreement shall be in writing and delivered by certified or registered mail to such party at its/her address set forth below its/her signature hereto, or at such other address as may be designated with postage prepaid, shall be deemed given when received.

11. Construction.  In constructing this Agreement, if any portion of this Agreement shall be found to be invalid or unenforceable, the remaining terms and provisions of this Agreement shall be given effect to the maximum extent permitted without considering the void, invalid or unenforceable provisions.  In construing this Agreement, the singular shall include the plural, the masculine shall include the feminine and neuter genders as appropriate, and no meaning in effect shall be given to the captions of the sections in this Agreement, which is inserted for convenience of reference only.  Without limitation to the foregoing, nothing in this Agreement is intended to violate the Sarbanes-Oxley Act of 2002, and to the extent that any provision of this Agreement would constitute such a violation, such provision shall be modified to the extent required by such Act, or, to the extent that such provision cannot be so modified and is found to be invalid or unenforceable, the remaining terms and provisions shall be given effect to the maximum extent permitted without considering the void, invalid or unenforceable provision.

12. Headings.  The section headings hereof have been inserted for convenience of reference only and shall not be construed to affect the meaning, construction or effect of this Agreement.

13. Governing Law.  This Agreement, and any statements, conduct, claims, causes of action, liabilities or other matters relating to or arising out of or in connection with this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to choice of law or conflict of law principles. The federal and state courts sitting in the State of New York, County of New York, shall have exclusive jurisdiction to adjudicate any disputes arising out of or in connection with this Agreement and the parties hereby waive any objection based with respect thereto.  Any rights to trial by jury with respect to any claim, action or proceeding, directly or indirectly, arising out of, or relating to, this Agreement are waived by the parties.

14. Entire Agreement.  This Agreement constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among Executive and the Company, with respect to the subject matter hereof.

IN WITNESS WHEREOF, this Agreement shall be effective as of the date specified in the first paragraph of this Agreement.

THE QUIGLEY CORPORATION:

Signed August 19, 2009
Name: Ted Karkus

Title: Chief Executive Officer

EXECUTIVE:

Signed August 19, 2009
Robert V. Cuddihy